Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alpha Natural Resources, Inc.:
We consent to the use of our reports dated February 28, 2014, with respect to the consolidated balance sheets of Alpha Natural Resources, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference.
/s/ KPMG LLP
Roanoke, Virginia
May 22, 2014